Exhibit 10.27
COMPENSATION AND BENEFITS
FOR NON-EMPLOYEE DIRECTORS

Annual Cash Retainer and Deferred Stock Unit Award:

Non-employee members of the Board of Directors receive annual compensation comprised of a cash retainer and deferred stock units (“DSUs”) pursuant to the Board of Directors Deferred Stock Unit Plan (the “Plan”), as amended. The compensation arrangements for non-employee Directors are as follows:

	Total Combined Award ($)	Annual Cash Retainer ($)	Annual DSU Award ($)
Base Compensation	$310,000	$124,000	$186,000

In addition to the Base Compensation, non-employee Directors serving in leadership roles on the Board and/or its committees receive the following additional awards:

	Total Additional Award ($)	Additional Annual Cash Retainer ($)	Additional Annual DSUs ($)
Lead Director	35,000	14,000	21,000
Audit Chair	25,000	10,000	15,000
Audit Members	15,000	6,000	9,000
Compensation Chair	20,000	8,000	12,000
Nominations and Governance Chair	20,000	8,000	12,000

Directors serving in multiple leadership roles will receive the additional awards applicable to each role.

Cash retainers and DSUs will be issued to non-employee Directors annually, effective as of the date of Otis’ Annual Meeting of Shareowners (the “Annual Meeting”). A Director may elect to receive additional DSUs in lieu of cash otherwise payable by making a timely election in accordance with the Plan. The total number of DSUs to be credited to a non-employee Director will be determined by dividing the Annual DSU Award (and, if elected by the Director, his or her cash retainer(s)) by the closing price of Otis common stock on the applicable date. Fractional DSUs are credited to the Director’s account. All whole or partial DSUs are eligible for dividend equivalents equal to Otis’ declared dividend and will be credited to a Director’s account as additional DSUs on the date the dividend is paid.

Following retirement or termination from the Board, non-employee Directors receive a lump sum distribution of shares of Otis Common Stock equal to the number of DSUs credited to their account, unless a timely written election was made to receive distributions in 10 or 15 annual installments, in which case DSUs are converted to shares of stock in accordance with the installment schedule. During the installment period, the balance in a Director’s account will continue to be held and valued as DSUs. In the event of death, the full value of the account will be distributed to a designated beneficiary, or the Director’s estate if no Beneficiary Designation form is on file or the designated beneficiary predeceases the Director.
Board compensation is subject to change at the discretion of the Board’s Nominations and Governance Committee. New non-employee Directors joining the Board after the Annual Meeting (or spin-off) and on or before September 30 of a calendar year will receive 100% of the then applicable Annual Retainer and DSU Award for the compensation cycle ending in April of the following year. Those joining after September 30 of a calendar year and prior to the next Annual Meeting will receive 50% of the then applicable Annual Retainer and DSU Award for that compensation cycle.

Stock Ownership Guidelines:
To further encourage the alignment of Board and shareowner interests, the Plan requires that non-employee Directors own shares of Otis Common Stock, DSUs or other share equivalents equal in aggregate value to at least five times the then applicable base Annual Retainer Award within five years of joining the Board.

Matching Gift Program:
Each calendar year, Otis will match, on a $1-for-$1 basis, contributions to qualifying arts, cultural, and educational institutions up to the maximum amount permitted under Otis’ matching gift program (currently $25,000 per year).

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